UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2011

ONYX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-28298	94-3154463
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

249 East Grand Avenue

South San Francisco California, 94080

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 266-0000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On October 11, 2011, Onyx Pharmaceuticals, Inc. (“Onyx”) and Bayer Corporation and certain affiliated entities (collectively “Bayer”) entered into the agreements summarized below. These summaries do not purport to be complete, and are qualified in their entirety by the terms and conditions of the agreements, copies of which will be filed no later than Onyx’s Current Report on
Form 10-K for the fiscal year ended December 31, 2011.

Under a Settlement Agreement entered into on October 11, 2011, Onyx and Bayer agreed to settle and dismiss all claims related to the complaint filed by Onyx against Bayer Corporation, Bayer AG, Bayer Healthcare LLC, and Bayer Schering Pharma AG in the United States District Court for the Northern District of California under the caption Onyx Pharmaceuticals, Inc. v. Bayer Corporation, Bayer AG, Bayer Healthcare LLC, and Bayer Schering Pharma AG Case No. C09-2145 EMC (N.D. Cal.) (the “Lawsuit”).

Under an Agreement Regarding Regorafenib entered into on October 11, 2011, Onyx and Bayer agreed to the following terms regarding the development and commercialization of regorafenib, an anti-cancer compound that Bayer is developing and which was the subject of the Lawsuit:

•	Bayer will pay Onyx a royalty of 20% of future worldwide net sales of regorafenib in human oncology.

•	Onyx will have no obligation to pay past or future development and commercialization costs of regorafenib.

•

Onyx will have the right to co-promote regorafenib in the United States with Bayer, and to provide related medical science liaisons, under a fee-for-service arrangement. If there is a future change of control or acquisition of Onyx, Bayer would have the right to terminate Onyx’s co-promotion of regorafenib (but could not terminate Onyx’s right to co-promote Nexavar in the U.S.). However, in event of a change of control or acquisition of Onyx, Onyx or its successor’s right to receive royalties for regorafenib will survive. Development of regorafenib will be managed by the same joint governance bodies that manage development of Nexavar; however, in the event of disagreement Bayer has the right to make final decisions for regorafenib.

On October 11, 2011, Onyx and Bayer entered into a Fourth Amendment to the Collaboration Agreement between Onyx and Bayer, originally entered into April 22, 1994. Under this Fourth Amendment to the Collaboration Agreement, Onyx and Bayer agreed to the following:

•

Bayer will pay Onyx a one-time lump sum of $160 million and Bayer will have no obligation to pay royalties to Onyx for sales of Nexavar in Japan for any period after December 31, 2011. Bayer could also make future payments to Onyx of up to an aggregate of $15 million in 2012-2013 based on future product pricing in Japan.

•

The provision of the Collaboration that governs a change of control or acquisition of Onyx (Section 24.4 -entitled “Acquisition of Onyx”) is deleted in its entirety. As a result of the deletion of this section, Onyx’s rights and obligations under the Collaboration Agreement, including profit sharing, co-development and co-promotion of Nexavar, will survive any change of control of Onyx.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 12, 2011	ONYX PHARMACEUTICALS, INC.

	By:	/s/ Matthew K. Fust
Matthew K. Fust
Executive Vice President and Chief Financial Officer